First Federal of Northern Michigan Bancorp, Inc.
                               100 S. Second Ave.
                                Alpena, MI 49707
                                 (989) 356-9041

December 16, 2008


FOR IMMEDIATE RELEASE
---------------------
                                             Contact:  Michael W. Mahler,
                                             President & Chief Executive Officer
                                             First Federal of Northern Michigan
                                             Bancorp, Inc.
                                             Tel (989) 356-9041



                FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.
                   ANNOUNCES SUSPENSION OF QUARTERLY DIVIDEND


     ALPENA, Michigan - December 16, 2008 - First Federal of Northern Michigan Bancorp, Inc. (the "Company") (NASDAQ: FFNM) announced that the Board of Directors voted to suspend the payment of quarterly cash dividends on the Company's common stock, effective immediately, due to the impact of continued weak economic conditions and the uncertainty regarding the timing of a recovery. Michael W. Mahler, President and CEO, stated "While the suspension of the dividend was a difficult decision, our Board of Directors believes that it is in the Company's best interests to preserve capital given recent negative trends in our operating performance and asset quality, as well as recent deterioration in economic conditions and financial markets." The Company intends to reassess the dividend on a quarterly basis, but does not anticipate reinstatement until operating results and asset quality improve and/or economic conditions and financial markets stabilize. This decision is expected to preserve approximately $600,000 in capital on an annualized basis.


     The Company is the unitary savings and loan holding company of First Federal of Northern Michigan, a federal savings bank headquartered in Alpena, Michigan.



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